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                                November 1, 1999



rfaye@lillick.com                                                 415-984-8365



California Community Bancshares, Inc.
One Maritime Plaza, Suite 825
San Francisco, CA  94111


Gentlemen:


         With reference to the Registration Statement on Form S-4 filed by California Community Bancshares, Inc. ("CCB") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 22,889,095 shares of CCB Common Stock, $0.01 par value (the "Shares") to be issued in connection with the transactions contemplated by the acquisition of Placer Co. by CCB pursuant to the Stock Exchange Agreement by and between the California Fund and CCB, the California Community/California Financial Agreement, the Orange/Security First Agreement, and the CalWest/Business Bank Agreement (collectively, the "Agreements") which transactions and Agreements are described therein and filed as an exhibit thereto:


         We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreements, will be legally issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as Exhibit 5.1 to Pre-Effective Amendment No.1 to the Registration Statement, and any further amendments, and the use of our name under the caption "Legal Matters" in Pre-Effective Amendment No.1 to the Registration Statement, and any further amendments, and in the Proxy Statement/Prospectus included therein.


                                                    Very truly yours,




                                                    LILLICK & CHARLES LLP